 RISK FACTORS

Risks Related to Our Company

A downgrade in our credit ratings by one or more rating agencies could materially and negatively impact our business, financial condition and results of operations.

     Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) recently downgraded our financial strength ratings to “A+” from “AA-” and removed us from Credit Watch with negative implications. Moody’s Investors Service, Inc. (“Moody’s”) recently downgraded our financial strength ratings to “Aa3” from “Aa2”, concluding Moody’s review for possible downgrade. A.M. Best Company, Inc. (“A.M. Best”) and Fitch Ratings Inc. (“Fitch”) have recently placed the financial strength ratings of many insurance and reinsurance companies, including XL Capital Ltd and its principal insurance and reinsurance operating subsidiaries, under review for a potential downgrade. As our ability to underwrite business is dependent upon the quality of our claims paying and financial strength ratings as evaluated by these independent rating agencies, a further downgrade by S&P or Moody’s of our financial strength rating or a downgrade by one or more of the other independent rating agencies by more than one ratings level could cause our competitive position in the insurance and reinsurance industry to suffer and make it more difficult for us to market our products. A downgrade could also result in a substantial loss of business for us as ceding companies and brokers that place such business may move to other insurers and reinsurers with higher ratings. We cannot give any assurance regarding whether or to what extent any rating agency may downgrade our ratings. Similarly, we can give no assurance that the successful completion of this offering and the concurrent offering of equity units will prevent or reduce any such downgrade. Our ratings may be downgraded by one or more rating agencies for a variety of reasons, including any increase in our estimates of third and fourth quarter 2005 natural catastrophes losses.

     A downgrade of the A.M. Best financial strength rating of XL Capital Ltd, XL Insurance (Bermuda) Ltd or XL Re Ltd below “A-”, which is two levels below our current A.M. Best rating of “A+”, would constitute an event of default under our letter of credit and revolving credit facilities and a similar downgrade by A.M. Best or S&P would trigger cancellation provisions in the majority of our assumed reinsurance contracts. See “—Risks Related to Our Company—A decline in our ratings may allow many of our clients to terminate their contracts with us,” below. Either of these events could reduce our financial flexibility and materially adversely affect our business, financial condition and results of operations. For further discussion, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 13 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2004.

     Each of S&P, Moody’s and Fitch provide “triple-A” (outlook stable) financial strength ratings to our financial guaranty companies, XL Capital Assurance Inc. (“XLCA”) and XL Financial Assurance Ltd. (“XLFA”). A downgrade, rating watch or outlook change of the financial strength ratings of XLCA or XLFA by one or more rating agencies would have an adverse effect on the competitive position of XLCA and XLFA and reduce their future business opportunities. Such a downgrade would reduce the value of the reinsurance offered by XLFA, as financial guaranty primary insurers usually must obtain triple-A-rated reinsurance to qualify for a 100% reinsurance credit on the rating agencies’ capital adequacy models. Also, certain of XLFA’s reinsurance agreements contain provisions that allow the ceding primary insurer to terminate the agreement in the event of a downgrade in XLFA’s credit ratings or other event that would result in the reinsurance credit provided by XLFA to the ceding primary insurer being diminished. To address rating agency requirements regarding the differential between the triple-A ratings of our financial guaranty companies and their affiliated companies in the XL group, we are currently exploring a number of strategies that would strengthen our financial guaranty companies and provide greater stability to XLCA’s and XLFA’s ratings. Examples of actions identified by the rating agencies include, among other things, the addition of additional independent directors to the boards of directors of our financial guaranty companies; adding some level of outside high-quality ownership with voting and/or veto rights; and securing a resolution from each of the boards of directors of our financial guaranty companies that clarifies our expectations regarding cash payments from the financial guaranty companies. S&P has stated that one or more of these actions will need to be taken by mid-year 2006.

A decline in our ratings may allow many of our clients to terminate their contracts with us.

     Certain of our ceded excess of loss reinsurance contracts contain provisions that give the reinsurer under the contract the right to cancel the contract and require us to pay a termination fee or deposit collateral for the reinsurer’s aggregate exposure under the contract in the event of a downgrade in our ratings. The amount of any such termination fee would be dependent upon various factors, including the applicable level of loss activity.

     The majority of our assumed reinsurance contracts contain provisions that would allow our clients to cancel the contract in the event of a downgrade in our ratings below specified levels by one or more rating agencies. Based on premium value, approximately 70% of our reinsurance contracts that incepted at January 1, 2005 contained provisions allowing clients additional rights upon a decline in our ratings. Typically, the cancellation provisions in our assumed reinsurance contracts would be triggered if S&P or A.M. Best were to downgrade our financial strength ratings below “A-”, which is two levels below our current S&P rating of “A+” and two levels below our current A.M. Best rating of “A+”. Whether a client would exercise its cancellation rights after such a downgrade would depend, among other things, on the reasons for the downgrade, the extent of the downgrade, the prevailing market conditions, the degree of unexpired coverage, and the pricing and availability of replacement reinsurance coverage. We cannot predict whether or how many of our clients would actually exercise such cancellation rights or the extent to which such cancellations would have a material adverse effect on our financial condition or future prospects.

Losses related to Hurricanes Katrina, Rita and Wilma and other natural catastrophes will adversely affect our fiscal year 2005 results and uncertainty regarding estimated losses may further impact our financial condition and results of operations.

     Based on current loss reports and estimates, we have estimated pre-tax net losses arising from Hurricanes Katrina and Rita and the combined impact of other previously announced natural catastrophes in the third quarter of 2005 to be approximately $1.16 billion, $263.6 million and $89.7 million, respectively. After taking into account net reinstatement premiums and tax effects, we estimate net losses due to these third quarter catastrophes will be approximately $1.47 billion. In addition, we have recently announced an estimated pre-tax loss arising from Hurricane Wilma of approximately $225 million. However, these estimates involve the exercise of considerable judgment and are accordingly subject to revision. These losses will materially adversely affect our fiscal year 2005 results.

     Our loss estimates are based upon a review of contracts that we believe are exposed to these catastrophes, loss reports received from brokers and cedants, industry loss models and management’s best judgment. We expect that the loss adjustment processes for Hurricanes Katrina and Rita will be protracted due to the unprecedented complexity and scale of the events.

     Actual losses may vary materially from our estimates. Such variances may be caused by a number of factors, including receipt of additional information from insureds or brokers, the attribution of losses to coverages that had not previously been considered as exposed and inflation in repair costs due to additional demand for labor and materials. In addition, such loss estimates include a high level of uncertainty related to, among other things, complex coverage issues, limited claims data received to date and potential legal developments that may result in ultimate losses not being known for a considerable period of time, as well as industry modeling challenges. Therefore, losses may ultimately be materially greater than currently estimated. If our actual losses exceed our estimates, our financial condition and results of operations could be further materially adversely affected.

We have exhausted certain of our reinsurance and retrocessional coverage with respect to losses related to Hurricanes Katrina, Rita and Wilma leaving us exposed to further losses.

     Based on our current estimates of losses related to Hurricanes Katrina, Rita and, to a lesser degree, Wilma, we believe that we have exhausted certain of our reinsurance and retrocessional coverage with respect to such losses, meaning that, in such instances, we will have no further reinsurance or retrocessional coverage available should our losses related to Hurricanes Katrina, Rita and Wilma prove to be greater than current estimates. If losses related to Hurricanes Katrina, Rita and Wilma prove to be greater than current estimates, to the extent that such adverse development affects lines of business with respect to which we have exhausted our reinsurance or retrocessional coverage, such adverse development could have a further material adverse effect on our financial condition and results of opera-

tions. We can not assure you that reinsurance or retrocessional coverage with respect to the lines of business affected by the Hurricanes Katrina, Rita and Wilma will be available to us on acceptable terms, or at all, in the future. Elimination of all or portions of our reinsurance or retrocessional coverage could subject us to increased, and possibly material, exposure or could cause us to underwrite less business.

Amounts due to us from Winterthur Swiss Insurance Company (“WSIC”) may prove to be uncollectible and/or we may be unable to make full recovery of the reinsurance recoverables related to the Winterthur Business, either from third parties or from WSIC.

     On November 23, 2005, we received the independent actuary’s draft actuarial report in connection with our post-closing protection for adverse development of net loss and unearned premium reserves relating to our acquisition of certain Winterthur International insurance operations (the “Winterthur Business”) from WSIC in 2001. The determinations in the draft actuarial report become final on December 5, 2005 after the close of regular market hours on the New York Stock Exchange under the terms of the Sale and Purchase Agreement, as amended, between XL Insurance (Bermuda) Ltd and WSIC (the “SPA”). These determinations, if made final as described further below, would result in us receiving a net lump sum payment in the amount of approximately $575 million (including interest receivable) from WSIC.

     Under the terms of the SPA, the amounts due to us as described above are payable within five business days of the independent actuary’s draft actuarial report becoming final. Accordingly, absent manifest errors in the draft actuarial report, an aggregate of approximately $575 million (including interest receivable) will be due to us from WSIC by December 12, 2005.

     In addition, WSIC provides us with protection with respect to third party reinsurance receivables and recoverables related to the Winterthur Business, which were approximately $1.6 billion, in the aggregate, as of September 30, 2005. There are two levels of protection from WSIC for these balances:

  At the time of the acquisition of the Winterthur Business, WSIC provided to us a liquidity facility. Repayment of the facility is due at the time of the payment of the net reserve seasoned amount as described above and we will have the right to repay up to the balances outstanding on this facility, by cash or by assignment, to WSIC of an equal amount of reinsurance receivables selected by us. The payable balance related to this facility is included within other liabilities on our balance sheet at September 30, 2005 and amounted to approximately $268 million at that date.

  Under two retrocession agreements, we have reinsurance protection on the remaining portion of reinsurance recoverables with respect to incurred losses seasoned as of September 30, 2004 to the extent that we do not receive payment of such amounts from applicable reinsurers, with one agreement providing a limit of $1.3 billion for insurance written in the period prior to June 30, 2001 and the other agreement providing a limit of $1.3 billion for insurance written prior to December 31, 2000.

     Certain reinsurers responsible for some portions of the reinsurance of the Winterthur Business have raised issues as to whether amounts claimed are due and the resolution of those discussions is also currently ongoing.

     We may record a loss in future periods if any or some of the following occur and any such loss could have a material adverse effect on our financial condition and results of operations:

  there is deterioration of the net reserves and premium balances relating to the Winterthur Business from what was reported in our December 31, 2004 financial statements;

  any amount (including the amount due by December 12, 2005) due from WSIC proves to be uncollectible from WSIC for any reason; and/or we are unable to make full recovery of the reinsurance recoverables related to the Winterthur Business, either from third parties or from WSIC under the additional protections described above.

Our financial condition could be adversely affected by the occurrence of disasters.

     We have substantial exposure to losses resulting from natural and man-made disasters and other catastrophic events. Catastrophes can be caused by various events, including hurricanes, earthquakes, hailstorms, explosions, severe winter weather, fires, war, acts of terrorism, political instability and other natural or man-made disasters. The incidence and severity of catastrophes are inherently unpredictable and our losses from catastrophes could be substantial.

     The occurrence of claims from catastrophic events is likely to result in substantial volatility in our financial condition and results of operations for the fiscal quarter or year in which a catastrophic event occurs, as well as subsequent fiscal periods, and could have a material adverse effect on our financial condition and results of operations and our ability to write new business. This risk is exacerbated due to accounting principles and rules that do not permit reinsurers to reserve for such catastrophic events until they occur. We expect that increases in the values and concentrations of insured property will increase the severity of catastrophic events in the future. In addition, if recent levels of hurricane activity continue, we expect that the frequency of catastrophic events could continue to increase in the future. Although we attempt to manage our exposure to catastrophic events, a single catastrophic event could affect multiple geographic zones and lines of business and the frequency or severity of catastrophic events could exceed our estimates, in each case potentially having a material adverse effect on our financial condition and results of operations. In addition, while we may, depending on market conditions, purchase catastrophe reinsurance and retrocessional protection, the occurrence of one or more major catastrophes in any given period could result in losses that exceed such reinsurance and retrocessional protection and have a material adverse effect on our financial condition and results of operations and result in substantial liquidation of investments and outflows of cash as losses are paid.

The failure of any of the risk management strategies that we employ could have a material adverse effect on our financial condition and results of operations.

     We seek to limit our loss exposure by, among other things, writing a number of our reinsurance contracts on an excess of loss basis, adhering to maximum limitations on reinsurance written in defined geographical zones, limiting program size for each client and prudently underwriting each program written. In addition, in the case of proportional treaties, we use per occurrence limitations or loss ratio caps to limit the impact of losses from any one event. We cannot be sure that any of these loss limitation methods will be effective. For instance, although we also seek to limit our loss exposure by geographic diversification, geographic zone limitations involve significant underwriting judgments, including as to the determination of the area of the zones and the inclusion of a particular policy within a particular zone’s limits. Underwriting involves the exercise of considerable judgment and the making of important assumptions about matters that are inherently unpredictable and beyond our control, and for which historical experience and probability analysis may not provide sufficient guidance. The failure of any of the risk management strategies that we employ could have a material adverse effect on our financial condition and results of operations. Also, we cannot assure you that various provisions of our policies, such as limitations or exclusions from coverage or choice of forum, will be enforceable in the manner that we intend and disputes relating to coverage and choice of legal forum may arise, which could materially adversely affect our financial condition and results of operations.

The failure of our initiative to reduce our net catastrophe exposed risks could have a material adverse effect on our financial condition and results of operations.

     Certain of our insurance accounts have the potential for significant volatility under worsening catastrophe event scenarios. In connection with our initiative to reduce our net catastrophe exposed risks, we intend to reduce exposure from such accounts, reduce catastrophe sub-limits and eliminate insurance accounts that no longer meet our increased pricing needs. In addition, we plan to reduce our reinsurance catastrophe exposure within the property risk portfolio and restructure the way in which our marine excess of loss programs are written. If we are unable to carry out our initiative to reduce our net catastrophe exposed risks, we may not be able to meet rating agencies’ additional capital requirements and our financial condition and results of operations could be materially adversely affected.

If actual claims exceed our loss reserves, our financial results could be adversely affected.

     Our results of operations and financial condition depend upon our ability to assess accurately the potential losses associated with the risks that we insure and reinsure. We establish reserves for unpaid losses and loss adjustment expense (“LAE”) liabilities, which are estimates of future payments of reported and unreported claims for losses and related expenses with respect to insured events that have occurred. The process of establishing reserves for property and casualty claims can be complex and is subject to considerable variability as it requires the use of informed estimates and judgments. Actuarial estimates of unpaid loss and LAE liabilities are subject to potential errors of estimation, which could be significant, due to the fact that the ultimate disposition of claims incurred prior to the date of such estimation, whether reported or not, is subject to the outcome of events that have not yet occurred. Examples of these events include jury decisions, court interpretations, legislative changes, changes in the medical condition of claimants, public attitudes, and economic conditions such as inflation. Any estimate of future costs is subject to the inherent limitation on the ability to predict the aggregate course of future events. It should therefore be expected that the actual emergence of loss and LAE liabilities will vary, perhaps materially, from any estimate.

     We have an actuarial staff in each of our operating segments that regularly evaluates the levels of loss reserves, taking into consideration factors that may impact the ultimate losses incurred. Any such evaluation could result in future changes in estimates of losses or reinsurance recoverable and would be reflected in our results of operations in the period in which the estimates are changed. Losses and loss expenses, to the extent that they exceed the applicable reserves, are charged to income as incurred. The reserve for unpaid losses and loss expenses represents the estimated ultimate losses and loss expenses less paid losses and loss expenses, and comprises case reserves and incurred but not reported loss reserves (“IBNR”). During the loss settlement period, which can span many years in duration for casualty business, additional facts regarding individual claims and trends often will become known and case reserves may be adjusted by allocation from IBNR without any change in the overall reserve. In addition, application of statistical and actuarial methods may require the adjustment of the overall reserves upward or downward from time to time. Accordingly, the ultimate settlement of losses may be significantly greater than or less than reported loss and loss expense reserves.

Operational risks, including human or systems failures, are inherent in our business.

     Operational risk and losses can result from, among other things, fraud, errors by employees, failure to document transactions properly or to obtain proper internal authorization, failure to comply with regulatory requirements, information technology failures, or external events.

     We believe that our modeling, underwriting and information technology and application systems are critical to our business. Moreover, our information technology and application systems have been an important part of our underwriting process and our ability to compete successfully. We have also licensed certain systems and data from third parties. We cannot be certain that we will have access to these, or comparable, service providers, or that our information technology or application systems will continue to operate as intended. A major defect or failure in our internal controls or information technology and application systems could result in management distraction, harm to our reputation or increased expense. We believe appropriate controls and mitigation procedures are in place to prevent significant risk of defect in our internal controls, information technology and application systems, but internal controls provide only reasonable, not absolute, assurance as to the absence of errors or irregularities and any ineffectiveness of such controls and procedures could have a material adverse effect on our business.

The effects of emerging claim and coverage issues on our business are uncertain.

     As industry practices and legal, judicial, social and other environmental conditions change, unexpected issues related to claims and coverage may emerge. These issues may adversely affect our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims. In some instances, these changes may not become apparent until some time after we have issued the insurance or reinsurance contracts that are affected by the changes. For example, our actual losses in connection with the third quarter 2005 catastrophes and Hurricane Wilma may vary materially from our current estimate based on a number of factors, including receipt of additional information from insureds or brokers, the attribution of losses to coverages that had not previously been considered as exposed and inflation in repair costs due to additional demand for labor and materials. As a result, the full extent of liability under an insurance or reinsurance contract may not be known for many years after such contract is issued.

We may require additional capital in the future, which may not be available to us on satisfactory terms, or at all.

     Our future capital requirements depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover our losses. To the extent that the funds gener-

ated by our ongoing operations are insufficient to fund future operating requirements and cover claim payments, we may need to raise additional funds through financings or curtail our growth and reduce our assets. Any future equity or debt financing may not be available on terms that are favorable to us, if at all. Any future equity financings could be dilutive to our existing shareholders or could result in the issuance of securities that have rights, preferences and privileges that are senior to those of our other securities. Our inability to obtain adequate capital could have a material adverse effect on our business, financial condition and results of operations.

We may be unable to purchase reinsurance and, even if we are able to successfully purchase reinsurance, we are subject to the possibility of uncollectability.

     We purchase reinsurance for our own account in order to mitigate the volatility that losses impose on our financial condition. Our clients purchase reinsurance from us to cover part of the risk originally written by them. Retrocessional reinsurance involves a reinsurer ceding to another reinsurer, the retrocessionaire, all or part of the reinsurance that the first reinsurer has assumed. Reinsurance, including retrocessional reinsurance, does not legally discharge the ceding company from its liability with respect to its obligations to its insureds or reinsureds. A reinsurer’s or retrocessionaire’s insolvency, inability or refusal to make timely payments under the terms of its agreements with us, therefore, could have a material adverse effect on us because we remain liable to our insureds and reinsureds. At September 30, 2005, we had approximately $7.6 billion of reinsurance recoverables, net of reserves for uncollectible recoverables.

     From time to time, market conditions have limited or, in some cases, prevented insurers and reinsurers from obtaining the types and amounts of reinsurance that they consider adequate for their business needs. Accordingly, we may not be able to obtain reinsurance or retrocessional reinsurance from entities with satisfactory creditworthiness in amounts that we deem desirable or on terms that we deem appropriate or acceptable.

Since we depend on a few brokers for a large portion of our revenues, loss of business provided by any one of them could adversely affect us.

     We market our insurance and reinsurance products worldwide primarily through insurance and reinsurance brokers. Marsh & McLennan Companies and AON Corporation and their respective subsidiaries provided approximately 22% and 17%, respectively, of our gross written premiums from general operations for the year ended December 31, 2004. We believe that these brokers also have, or may in the future acquire, ownership interests in insurance and reinsurance companies that may compete with us, and these brokers may favor such insurers and reinsurers over other companies. Loss of all or a substantial portion of the business provided by one or more of these brokers could have a material adverse effect on our business.

Our reliance on brokers subjects us to their credit risk.

     In certain jurisdictions, when an insured or ceding insurer pays premiums for policies of insurance or contracts of reinsurance to brokers for further payment to us, such premiums might be considered to have been paid and the insured or ceding insurer will no longer be liable to us for such amounts, whether or not we have actually received the premiums from the broker. In addition, in accordance with industry practice, we generally pay amounts owed on claims under our reinsurance contracts to brokers, and these brokers, in turn, pay these amounts over to the clients that have purchased reinsurance from us. Although the law is unsettled and depends upon the facts and circumstances of the particular case, in some jurisdictions, if a broker fails to make such a claims payment to the insured or ceding insurer, we might remain liable to the insured or ceding insurer for that nonpayment. Consequently, we assume a degree of credit risk associated with the brokers with whom we transact business. Due to the unsettled and fact-specific nature of the law governing these types of scenarios, we are unable to quantify our exposure to this risk. To date, we have not experienced any material losses related to such credit risks.

Our investment performance may adversely affect our financial results and ability to conduct business.

     Our funds are invested by a number of professional investment advisory management firms under the direction of our management team in accordance with detailed investment guidelines set by us. Although our investment policies stress diversification of risks, conservation of principal and liquidity, our investments are subject to market-wide risks and fluctuations, as well as to risks inherent in particular securities. Investment losses could significantly decrease our asset base, thereby adversely affecting our ability to conduct business and pay claims.

We may be adversely affected by interest rate changes.

     Our operating results are affected, in part, by the performance of our investment portfolio. Our investment portfolio contains interest rate-sensitive instruments, such as fixed income securities, which may be adversely affected by changes in interest rates. Changes in interest rates could also have an adverse effect on our investment income and results of operations. For example, if interest rates decline, funds reinvested will earn less than expected.

     Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. Although we take measures to manage the economic risks of investing in a changing interest rate environment, we may not be able to mitigate the interest rate risk of our assets relative to our liabilities. Our mitigation efforts with respect to interest rate risk are primarily focused towards maintaining a general investment portfolio with diversified maturities that has a weighted average duration that is approximately equal to the duration of estimated future paid liabilities. However, our estimate of future paid liabilities may be inaccurate and we may be forced to liquidate investments prior to maturity at a loss in order to cover liabilities. In addition, even if the duration of our fixed income portfolio perfectly matched future paid liabilities, a sharp rise in interest rates would cause the market value of our fixed income portfolio to decline and could have a material adverse effect on our book value.

     For further information regarding our exposure to interest rate risk, see “Quantitative and Qualitative Disclosures About Market Risk” in our Annual Report on Form 10-K for the year ended December 31, 2004.

Our operating results may be adversely affected by currency fluctuations.

     Our functional currency is the U.S. dollar and exchange rate fluctuations relative to the U.S. dollar may materially impact our financial position and results of operations. Many of our non-U.S. subsidiaries maintain both assets and liabilities in local currencies, which exposes us to changes in currency exchange rates to the extent that we need to convert U.S. dollars into such local currencies or vice versa. In addition, locally-required capital levels are invested in home currencies in order to satisfy regulatory requirements and to support local insurance operations regardless of currency fluctuations. Foreign exchange rate risk is reviewed as part of our risk management process. The principal currencies creating foreign exchange risk for us are the British pound sterling, the euro and the Swiss franc.

     While we utilize derivative instruments such as futures, options and foreign currency forward contracts to, among other things, manage our foreign currency exposure, it is possible that these instruments will not effectively mitigate all or a substantial portion of our foreign exchange rate risk.

Current legal and regulatory activities relating to insurance brokers and agents, contingent commissions and certain finite-risk insurance products could adversely affect our business, financial condition and results of operations.

     Contingent commission arrangements and finite-risk reinsurance have become the focus of investigations by the U.S. Securities and Exchange Commission (the “SEC”) and numerous U.S. Attorney’s Offices and state Attorneys General. Finite-risk reinsurance has been defined as a form of reinsurance in which, among other things, the time value of money is considered in the product’s design and pricing, and there is less risk transfer to the insurer or reinsurer in return for less premium being paid.

     In May and June of 2005, we received a subpoena from the SEC and a grand jury subpoena from the U.S. Attorney’s Office for the Southern District of New York, respectively, in each case for documents and information relating to certain finite risk and loss mitigation insurance products. We are fully cooperating with, and responding to, these requests.

     On August 1, 2005, plaintiffs in a proposed class action multi-district lawsuit (the “MDL”) filed a consolidated amended complaint, which named as new defendants in the pending action approximately 30 entities, including XL Capital Ltd and its subsidiaries Greenwich Insurance Company and Indian Harbor Insurance Company. In the MDL, 19 named plaintiffs have asserted various claims, purportedly on behalf of a class of commercial insureds, against approximately 113 insurance companies and insurance brokers through which the named plaintiffs allegedly purchased insurance. The amended complaint alleges that the defendant insurance companies and insurance brokers conspired to manipulate bidding practices for insurance policies in certain insurance lines and failed to disclose certain commission arrangements. The named plaintiffs have asserted statutory claims under the Sherman Act, various state antitrust laws and the Racketeer Influenced and Corrupt Organizations Act, as well as common law claims alleging breach of fiduciary duty, aiding and abetting a breach of fiduciary duty and unjust enrichment.

     From time to time, we have also received and responded to additional requests from state Attorneys General and insurance regulators for information relating to our contingent commission arrangements, including with respect to brokers and agents, and our insurance and reinsurance practices in connection with certain finite risk and loss mitigation insurance products. Similarly, our affiliates outside the United States have, from time to time, received and responded to requests from regulators relating to our insurance and reinsurance practices. We are fully cooperating with these regulators in these matters.

     At this time, we are unable to predict the potential effects, if any, that these investigations may have upon us, the insurance and reinsurance markets in general or industry business practices or what, if any, changes may be made to laws and regulations regarding the industry and financial reporting. Any of the foregoing could adversely affect our business, financial condition and results of operations.

The loss of one or more key executives or the inability to attract and retain qualified personnel could adversely affect our ability to conduct business.

     Our success depends on our ability to retain the services of our existing key executives and to attract and retain additional qualified personnel in the future. The loss of the services of any of our key executives or the inability to hire and retain other highly qualified personnel in the future could adversely affect our ability to conduct our business. In addition, we do not maintain key man life insurance policies with respect to our employees.

     Many of our senior executives working in Bermuda are not Bermudian and our success may depend in part on the continued services of key employees in Bermuda. Under Bermuda law, non-Bermudians (other than spouses of Bermudians and holders of permanent resident certificates) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. A work permit may be granted or renewed by the Bermuda government for a specific period of time, upon showing that, after proper public advertisement, no Bermudian (or spouse of a Bermudian or holder of a permanent resident certificate) is available who meets the minimum standards reasonably required by an employer with respect to a certain position. The government of Bermuda places a six-year term limit on individuals with work permits, subject to certain exemptions for key employees. No assurances can be given that any work permit will be issued or, if issued, renewed upon the expiration of the relevant term.

Risks Related to Our Industry

The insurance and reinsurance industries are historically cyclical and we may experience periods with excess underwriting capacity and unfavorable premium rates.

     The insurance and reinsurance industries have historically been cyclical, characterized by periods of intense price competition due to excess underwriting capacity as well as periods when shortages of capacity permitted favorable premium levels. An increase in premium levels is often offset by an increasing supply of insurance and reinsurance capacity, either by capital provided by new entrants or by the commitment of additional capital by existing insurers or reinsurers, which may cause prices to decrease. Either of these factors could lead to a significant reduction in premium rates, less favorable policy terms and conditions and fewer submissions for our underwriting services. In addition to these considerations, changes in the frequency and severity of losses suffered by insureds and insurers may affect the cycles of the insurance and reinsurance industries significantly.

Competition in the insurance and reinsurance industries could reduce our operating margins.

     The insurance and reinsurance industries are highly competitive. We compete on an international and regional basis with major U.S., Bermudian, European and other international insurers and reinsurers and with underwriting syndicates, some of which have greater financial and management resources than we do. We also compete with new companies that continue to be formed to enter the insurance and reinsurance markets. In addition, capital market participants have recently created alternative products that are intended to compete with reinsurance products. Increased competition could result in fewer submissions, lower premium rates and less favorable policy terms and conditions, which could reduce our margins.

Uncertainty surrounding the future of the Terrorism Risk Insurance Act of 2002 and other political, regulatory and industry initiatives could adversely affect our business.

     Following the September 11th terrorist attacks, the Terrorism Risk Insurance Act of 2002 (the “TRIA”) was enacted to ensure the availability of insurance coverage for “certified” acts of terrorism in the U.S. Pursuant to the TRIA, if a “certified” act of terrorism results in an industry-wide loss over $5 million, the U.S. government becomes liable to pay a portion of such loss. Under the TRIA, each eligible insurance company is first required to absorb a deductible equal to 15% of its prior year reported commercial lines gross written premium before the government becomes liable for payment of losses of such company. For losses above this deductible, the payment by the government in effect provides reinsurance protection on a 90/10 quota share basis (with the government absorbing 90% of the loss and the applicable insurance company absorbing the remaining 10%). While insurance companies are allowed to purchase commercial reinsurance for their deductible amounts and quota share exposure, to date there has not been a viable market for such reinsurance coverage in terms of capacity, price or coverage terms and there remains an uncertainty regarding the future of terrorism coverage should the U.S. government not extend the TRIA after its expiration on December 31, 2005.

     Government intervention and the possibility of future government intervention have created uncertainty in the insurance and reinsurance markets about the definition of terrorist acts and the extent to which future coverages will extend to terrorist acts. Government regulators are generally concerned with the protection of policyholders to the exclusion of other constituencies, including shareholders of insurers and reinsurers. While we cannot predict the exact nature, timing or scope of possible governmental initiatives, such proposals could adversely affect our business by, among other things:

  Providing insurance and reinsurance capacity in markets and to consumers that we target;

  Requiring our participation in industry pools and guaranty associations;

  Expanding the scope of coverage under existing policies, e.g., following large disasters such as Hurricanes Katrina and Rita;

  Regulating the terms of insurance and reinsurance policies; or

  Disproportionately benefiting the companies of one country over those of another.

     For instance, if the TRIA expires without replacement, we believe that the products that would most expose us to acts of terrorism are our property and workers’ compensation products. With respect to property products, we believe that (i) underwriters will no longer be required to “make available” terrorism coverage and, accordingly, will be able to exclude or sub-limit such coverage, (ii) given current state law, underwriters will not be able to exclude terrorism in New York, Florida or Georgia but may limit their exposure by offering lower limits, or not writing business, in those states and (iii) in a minority of other states, underwriters will be permitted to exclude terrorism, but may not exclude fire following a terrorist attack. The foregoing limitations do not apply to coverage that a customer may purchase from underwriters outside the U.S. and, while some domestic U.S. companies will struggle with such limitations, other companies that are foreign legal entities or have established underwriting and distribution networks outside the U.S. will be free to negotiate terms and conditions with U.S. customers who are willing to purchase coverage from markets outside the U.S.

     With respect to workers’ compensation products, we believe that (i) unlike property policies, which offer a specific limit of coverage, workers’ compensation coverage is defined by statute and limited only by the number of workers covered, although workers’ compensation benefit levels can vary significantly from state to state and (ii) since underwriters by law cannot exclude war risk or terrorism risk on workers’ compensation policies, underwriters seeking to write workers’ compensation risks will be required to write the risk including terrorism.

     The insurance industry is also affected by political, judicial and legal developments that may create new and expanded theories of liability, which may result in delays or cancellations of products and services by insurers and reinsurers and could adversely affect our business.

Risks Related to Regulation

The regulatory regimes under which we operate, and potential changes thereto, could have a material adverse effect on our business.

     Our insurance and reinsurance subsidiaries operate in 29 countries around the world as well as in all 50 U.S. states. Our operations in each of these jurisdictions are subject to varying degrees of regulation and supervision. The laws and regulations of the jurisdictions in which our insurance and reinsurance subsidiaries are domiciled require, among other things, that these subsidiaries maintain minimum levels of statutory capital, surplus and liquidity, meet solvency standards, submit to periodic examinations of their financial condition and restrict payments of dividends and reductions of capital. Statutes, regulations and policies that our insurance and reinsurance subsidiaries are subject to may also restrict the ability of these subsidiaries to write insurance and reinsurance policies, make certain investments and distribute funds.

     In recent years, the U.S. insurance regulatory framework has come under increased federal scrutiny. In addition, some state legislatures have considered or enacted laws that may alter or increase state regulation of insurance and reinsurance companies and holding companies. Moreover, the National Association of Insurance Commissioners, which is the organization of insurance regulators from the 50 U.S. states, the District of Columbia and the four U.S. territories, as well as state insurance regulators regularly reexamine existing laws and regulations.

     We may not be able to comply fully with, or obtain desired exemptions from, revised statutes, regulations and policies that govern the conduct of our business. Failure to comply with, or to obtain desired authorizations and/or exemptions under, any applicable laws could result in restrictions on our ability to do business or undertake activities that are regulated in one or more of the jurisdictions in which we operate and could subject us to fines and other sanctions. In addition, changes in the laws or regulations to which our insurance and reinsurance subsidiaries are subject could have a material adverse effect on our business.

If our Bermuda operating subsidiaries become subject to insurance statutes and regulations in jurisdictions other than Bermuda or if there is a change in Bermuda law or regulations or the application of Bermuda law or regulations, there could be a significant and negative impact on our business.

     XL Insurance (Bermuda) Ltd and XL Re Ltd, two of our wholly-owned operating subsidiaries, are registered Bermuda Class 4 insurers. As such, they are subject to regulation and supervision in Bermuda. Bermuda insurance statutes and the regulations and policies of the Bermuda Monetary Authority require XL Insurance (Bermuda) Ltd and XL Re Ltd to, among other things:

  maintain a minimum level of capital and surplus;

  maintain solvency margins and liquidity ratios;

  restrict dividends and distributions;

  obtain prior approval regarding the ownership and transfer of shares;

  maintain a principal office and appoint and maintain a principal representative in Bermuda;

  file an annual statutory financial return; and

  allow for the performance of certain periodic examinations of XL Insurance (Bermuda) Ltd and XL Re Ltd and their respective financial conditions.

     These statutes and regulations may restrict our ability to write insurance and reinsurance policies, distribute funds and pursue our investment strategy.

     We do not presently intend for XL Insurance (Bermuda) Ltd and XL Re Ltd to be admitted to do business in the United States, the United Kingdom or any jurisdiction other than Bermuda. However, we cannot assure you that insurance regulators in the United States, the United Kingdom or elsewhere will not review the activities of XL Insurance (Bermuda) Ltd or XL Re Ltd, their respective subsidiaries or their agents and claim that XL Insurance (Bermuda) Ltd or XL Re Ltd is subject to such jurisdiction’s licensing requirements. If any such claim is successful and XL Insurance (Bermuda) Ltd or XL Re Ltd must obtain licenses in a jurisdiction other than Bermuda, we may be subject to taxation in such jurisdiction.

     In addition, XL Insurance (Bermuda) Ltd and XL Re Ltd are subject to indirect regulatory requirements imposed by jurisdictions that may limit their ability to provide insurance or reinsurance to that jurisdiction’s domestic insurers or reinsurers. For example, the ability of XL Insurance (Bermuda) Ltd and XL Re Ltd to write insurance or reinsurance may be subject, in certain cases, to a country’s limits on how much reinsurance can be purchased from non-domestic reinsurers or requirements that such non-domestic reinsurers collateralize their payment obligations to domestic ceding companies. If we are unable to collateralize or provide other credit support for these reinsurance clients on commercially reasonable terms, we could be limited in our ability to write business for some of our clients. Proposed legislation and regulations may have the effect of imposing additional requirements upon, or restricting the market for, non-domestic insurers or reinsurers with whom domestic companies place business.

     Generally, Bermuda insurance statutes and regulations applicable to XL Insurance (Bermuda) Ltd and XL Re Ltd are less restrictive than those that would be applicable if they were governed by the laws of any state in the United States. If in the future we become subject to any insurance laws of the United States or any state thereof or of any other jurisdiction, we cannot assure you that we would be in compliance with such laws or that complying with such laws would not have a significant and negative effect on our business.

     The process of obtaining licenses is very time consuming and costly and XL Insurance (Bermuda) Ltd and XL Re Ltd may not be able to become licensed in jurisdictions other than Bermuda should we choose to do so. The modification of the conduct of our business that would result if we were required or chose to become licensed in certain jurisdictions could significantly and negatively affect our financial condition and results of operations. In addition, our inability to comply with insurance statutes and regulations could significantly and adversely affect our financial condition and results of operations by limiting our ability to conduct business as well as subjecting us to penalties and fines.

     Because XL Insurance (Bermuda) Ltd and XL Re Ltd are Bermuda companies, they are subject to changes in Bermuda law and regulation that may have an adverse impact on our operations, including through the imposition of tax liability or increased regulatory supervision. In addition, XL Insurance (Bermuda) Ltd and XL Re Ltd will be exposed to any changes in the political environment in Bermuda, including, without limitation, as a result of the independence issues currently being discussed in Bermuda. The Bermuda insurance and reinsurance regulatory framework recently has become subject to increased scrutiny in many jurisdictions, including the United Kingdom. We cannot predict the future impact on our operations of changes in the laws and regulation to which we are or may become subject.

Risks Related to Taxation

We and our Bermuda insurance subsidiaries may become subject to taxes in Bermuda after March 28, 2016, which may have a material adverse effect on our results of operations and your investment.

     We, and our Bermuda insurance subsidiaries, have received from the Ministry of Finance in Bermuda exemptions from any Bermuda taxes that might be imposed on profits, income or any capital asset, gain or appreciation until

March 28, 2016. The exemptions are subject to the proviso that they are not construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda (we and our Bermuda insurance subsidiaries are not so currently designated) and to prevent the application of any tax payable in accordance with the provisions of The Land Tax Act 1967 or otherwise payable in relation to the land leased to us and our Bermuda insurance subsidiaries. We, as a permit company under The Companies Act 1981 of Bermuda, have received similar exemptions, which are effective until March 28, 2016. We and our Bermuda insurance subsidiaries are required to pay certain annual Bermuda government fees and certain business fees as an insurer under The Insurance Act 1978 of Bermuda. Currently there is no Bermuda withholding tax on dividends paid by our Bermuda insurance subsidiaries to us. Given the limited duration of the Ministry of Finance’s assurance, we cannot be certain that we, or our Bermuda insurance subsidiaries, will not be subject to any Bermuda tax after March 28, 2016.

We may become subject to taxes in the Cayman Islands after June 2, 2018, which may have a material adverse effect on our results of operations and your investment.

     Under current Cayman Islands law, we are not obligated to pay any taxes in the Cayman Islands on our income or gains. We have received an undertaking from the Governor-in-Council of the Cayman Islands pursuant to the provisions of the Tax Concessions Law, as amended, that until June 2, 2018, (i) no subsequently enacted law imposing any tax on profits, income, gains or appreciation shall apply to us and (ii) no such tax and no tax in the nature of an estate duty or an inheritance tax shall be payable on any of our ordinary shares, debentures or other obligations. Under current law, no tax will be payable on the transfer or other disposition of our ordinary shares. The Cayman Islands currently impose stamp duties on certain categories of documents; however, our current operations do not involve the payment of stamp duties in any material amount. The Cayman Islands also currently impose an annual corporate fee upon all exempted companies incorporated in the Cayman Islands. Given the limited duration of the undertaking from the Governor-in-Council of the Cayman Islands, we cannot be certain that we will not be subject to any Cayman Islands tax after June 2, 2018.

We and our Bermuda insurance subsidiaries may become subject to U.S. tax, which may have a material adverse effect on our results of operations and your investment.

     We take the position that neither we nor any of our Bermuda insurance subsidiaries is engaged in a U.S. trade or business through a U.S. permanent establishment. Accordingly, we take the position that none of our Bermuda insurance subsidiaries should be subject to U.S. tax (other than U.S. excise tax on insurance and reinsurance premium income attributable to insuring or reinsuring U.S. risks and U.S. withholding tax on some types of U.S. source investment income). However, because there is considerable uncertainty as to the activities that constitute being engaged in a trade or business within the United States, we cannot be certain that the U.S. Internal Revenue Service (the “IRS”) will not contend successfully that we or any of our Bermuda insurance subsidiaries are engaged in a trade or business in the United States. If we or any of our Bermuda insurance subsidiaries were considered to be engaged in a trade or business in the United States, any such entity could be subject to U.S. corporate income and additional branch profits taxes on the portion of its earnings effectively connected to such U.S. business, in which case our results of operations and your investment could be materially adversely affected.

If you acquire 10% or more of our ordinary shares, you may be subject to taxation under the “controlled foreign corporation” (the “CFC”) rules.

     Under certain circumstances, a “United States shareholder” of a foreign corporation that is a “CFC” for an uninterrupted period of 30 days or more during a taxable year must include in gross income for U.S. federal income tax purposes such United States shareholder’s pro rata share of the CFC’s “subpart F income”, even if the subpart F income is not distributed to such United States shareholder if such United States shareholder owns (directly or indirectly through foreign entities) any of our ordinary shares on the last day of our taxable year. “Subpart F income” of a foreign insurance corporation typically includes foreign personal holding company income (such as inter-

est, dividends and other types of passive income), as well as insurance and reinsurance income (including underwriting and investment income) attributable to the insurance of risks situated outside the CFC’s country of incorporation.

     We believe that because of the dispersion of our ordinary share ownership, provisions in our organizational documents that limit voting power of our ordinary shares and other factors, no “U.S. holder” who acquires our ordinary shares directly or indirectly through one or more foreign entities should be required to include our subpart F income in income under the CFC rules of the Internal Revenue Code of 1986, as amended (the “Code”). It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge, in which case your investment could be materially adversely affected.

U.S. tax-exempt organizations that own our ordinary shares may recognize unrelated business taxable income.

     A U.S. tax-exempt organization that owns any of our ordinary shares will be required to treat certain subpart F insurance income, including RPII (as defined below), as unrelated business taxable income. Although we do not believe that any U.S. holders, including any U.S. tax-exempt organization, should be allocated any subpart F insurance income, we cannot be certain that this will be the case. Potential U.S. tax-exempt investors are advised to consult their tax advisors.

U.S. holders who hold our ordinary shares may be subject to U.S. federal income taxation at ordinary income rates on their proportionate share of our “related person insurance income” (“RPII”).

     RPII is defined as any “insurance income” (as defined in the Code) attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a “United States shareholder” or a “related person” to such a shareholder. If the RPII of any of our non-U.S. insurance subsidiaries (each a “Non-U.S. Insurance Subsidiary”) were to equal or exceed 20% of such subsidiary’s gross insurance income in any taxable year and direct or indirect insureds (and persons related to those insureds) are treated as owning 20% or more of the voting power or value of the stock of XL Capital Ltd and any of its Non-U.S. Insurance Subsidiaries, then a U.S. holder who owns any of our ordinary shares (directly or indirectly through foreign entities) on the last day of the taxable year would be required to include in its income for U.S. federal income tax purposes such person’s pro rata share of the RPII for the entire taxable year, determined as if all such RPII were distributed proportionately only to U.S. holders at that date regardless of whether such income is distributed. In addition, any RPII that is includible in the income of a U.S. tax-exempt organization may be treated as unrelated business taxable income. We believe that the gross RPII of each Non-U.S. Insurance Subsidiary did not in prior years of operation and is not expected in the foreseeable future to equal or exceed 20% of each such subsidiary’s gross insurance income, and we do not expect the direct or indirect insureds of each Non-U.S. Insurance Subsidiary (and persons related to such insureds) to directly or indirectly own 20% or more of either the voting power or value of our shares, but we cannot be certain that this will be the case because some of the factors that determine the extent of RPII may be beyond our control. If these thresholds are met or exceeded, and if you are an affected U.S. holder, your investment could be materially adversely affected.

U.S. holders who hold our ordinary shares will be subject to adverse tax consequences if we are considered to be a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes.

     If we are considered to be a PFIC for U.S. federal income tax purposes, a U.S. holder who owns any of our ordinary shares will be subject to adverse tax consequences, including a greater tax liability than might otherwise apply and tax on amounts in advance of when tax would otherwise be imposed, in which case an investment in our ordinary shares could be materially adversely affected. In addition, if we were considered a PFIC, upon the death of any U.S. individual owning our ordinary shares, such individual’s heirs or estate would not be entitled to a “step-up” in the basis of such ordinary shares, which might otherwise be available under U.S. federal income tax laws. We believe that we are not and have not been, and currently do not expect to become, a PFIC for U.S. federal income tax purposes. We cannot assure you, however, that we will not be deemed a PFIC by the IRS. If we were considered a PFIC, it could have material adverse tax consequences for an investor that is subject to U.S. federal income taxation. There are cur-

rently no regulations regarding the application of the PFIC provisions to an insurance company. New regulations or pronouncements interpreting or clarifying such provisions may be forthcoming. We cannot predict what impact, if any, such guidance would have on an investor that is subject to U.S. federal income taxation.

Changes in U.S. federal income tax law could materially adversely affect an investment in our ordinary shares.

     Legislation is periodically introduced in the U.S. Congress intended to eliminate some perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. Other legislation would provide additional limits on the deductibility of interest by foreign-owned U.S. corporations. It is possible that legislative proposals could emerge in the future that could have an adverse impact on us or our shareholders.

     Additionally, the U.S. federal income tax laws and interpretations regarding whether a company is engaged in a trade or business within the United States or is a PFIC, or whether U.S. holders would be required to include in their gross income “subpart F income” or the RPII of a CFC, are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC rules to insurance companies and the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming. We cannot be certain if, when or in what form such regulations or pronouncements may be provided and whether such guidance will have a retroactive effect.

The Organisation for Economic Co-operation and Development is considering measures that might change the manner in which we are taxed.

     On June 27, 2005 the Organisation for Economic Co-operation and Development (“OECD”) issued a discussion draft, “Attribution of Profits to a Permanent Establishment—Release of Discussion Draft of Part IV (Insurance)” (the “Draft”), which constitutes the fourth and final part of the report on OECD’s project to establish a broad consensus regarding the interpretation and practical application of Article 7 (“Article 7”) of the OECD Model Tax Convention on Income and on Capital. Article 7 sets forth international tax principles for attributing profits to a permanent establishment and forms the basis of an extensive network of bilateral income tax treaties between OECD member countries and between many OECD member and non-member countries. Once finalized, the conclusions of Parts I-IV of the report will be implemented through revision of the Commentary on Article 7 and/or Article 7 itself. Section C of the Draft discusses the application of the 1995 OECD Transfer Pricing Guidelines to insurance business conducted between associated enterprises and, if adopted in its current form, might change the manner in which we are taxed and could therefore impact our future after-tax profitability. We cannot predict the effect of any such changes.

Risks Related to Our Ordinary Shares

The price and trading volume of our ordinary shares may be subject to significant fluctuations.

     The price and trading volume of our ordinary shares may fluctuate in response to a number of events and factors, including:

  catastrophes or other events that may impact or be perceived by investors as impacting the insurance and reinsurance industries;

  quarterly variations in our operating results;

  changes in the market’s expectations about our future operating results;

  changes in financial estimates and recommendations by securities analysts concerning us or the insurance and reinsurance industries generally;

  changes in the credit ratings assigned to our claims-paying ability by S&P, A.M. Best or other independent rating agencies;

  operating and stock price performance of other companies that investors may deem comparable to us;

  news reports relating to our business and trends in the markets in which we operate;

  changes in the laws and regulations affecting our business;

  acquisitions and financings by us or others in our industry; and

  sales or acquisitions of a substantial number of our ordinary shares by our directors and executive officers or significant shareholders, or the perception that such sales could occur.

     In addition, in recent years stock markets around the world have experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. These broad market fluctuations may materially adversely affect the price of our ordinary shares, regardless of our operating results.

Because we are a holding company and substantially all of our operations are conducted by our subsidiaries, our ability to pay dividends on our ordinary shares depends on our ability to obtain cash dividends or other cash payments or obtain loans from our subsidiaries.

     We currently conduct substantially all of our operations through our subsidiaries and our subsidiaries generate substantially all of our operating income and cash flow. Our ability to pay dividends on our ordinary shares depends on our ability to obtain cash dividends or other cash payments or obtain loans from our subsidiaries, which are separate and distinct legal entities that will have no obligation to pay any dividends or to lend or advance us funds and which may be restricted from doing so by contract, including other financing arrangements, charter provisions or applicable legal or regulatory requirements and may also depend on the financial condition of our subsidiaries. For instance, the ability of our subsidiaries to pay such dividends is limited by the applicable laws and regulations of the various countries that they operate in, including the Cayman Islands, Bermuda, the United States and the U.K., and those of the Society of Lloyd’s. For further discussion of certain regulatory restrictions on the payments of dividends by our subsidiaries, see Note 24 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2004.

Provisions in our Articles of Association may reduce the voting rights of our ordinary shares.

     Our Articles of Association generally provide that shareholders have one vote for each ordinary share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of shareholders. However, the voting rights exercisable by a shareholder may be limited so that certain persons or groups are not deemed to hold 10% or more of the voting power conferred by our ordinary shares. Under these limitations, some shareholders may have less than one vote for each ordinary share held by them. Moreover, these limitations could have the effect of reducing the voting power of some shareholders who would not otherwise be subject to such limitations by virtue of their direct share ownership.

Provisions in our Articles of Association may restrict the ownership and transfer of our ordinary shares.

     Our Articles of Association provide that our Board of Directors shall decline to register a transfer of shares if it appears to our Board of Directors, whether before or after such transfer, that the effect of such transfer would be to increase the number of shares owned or controlled by any person to 10% or more of any class of voting shares, the total issued shares of XL Capital Ltd or the voting power of XL Capital Ltd. In addition, our Articles of Association also provide that if, and for so long as, the votes conferred on any person by the ownership or control of our shares (including any preference ordinary shares) constitute 10% or more of the votes conferred by our issued shares, each such share held by such person shall confer only a fraction of the vote that would otherwise be conferred, as determined by the formula described in our Articles of Association, and such voting rights will continue to be readjusted until no shareholder’s voting rights exceed this limitation as a result of such reduction. Notwithstanding the foregoing, our Board of Directors may make such final adjustments to the aggregate number of votes conferred on any person by the ownership or control of shares that they consider fair and reasonable, in the light of all applicable circumstances, to ensure that such votes represent less than 10% of the aggregate voting power of the votes conferred by all our issued shares. See “Description of XL Capital Ordinary Shares” in the accompanying prospectus. For these purposes, references to ownership or control of our shares mean ownership within the meaning of Section 958 of the Code and Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

Certain provisions in our charter documents and Rights Agreement could, among other things, impede an attempt to replace our directors or to effect a change of control, which could diminish the value of our ordinary shares.

     Our articles of association contain provisions that may make it more difficult for shareholders to replace directors and could delay or prevent a change of control that a shareholder might consider favorable. These provisions include a staggered board of directors, limitations on the ability of shareholders to remove directors, limitations on voting rights and certain transfer restrictions on our ordinary shares. In addition, certain provisions in our Rights Agreement could delay or prevent a change of control that a shareholder might consider favorable. These provisions may prevent a shareholder from receiving the benefit of any premium over the market price of our ordinary shares offered by a bidder in connection with a potential takeover.

     Even in the absence of a takeover attempt or an attempt to effect a change in management, these provisions may adversely affect the prevailing market price of our ordinary shares if they are viewed as discouraging takeover attempts in the future. See “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” in our Annual Report on Form 10-K for the year ended December 31, 2004.

     In addition, insurance regulations in certain jurisdictions may also delay or prevent a change of control or limit the ability of a shareholder to acquire in excess of specified amounts of our ordinary shares.

It may be difficult for you to enforce judgments against XL Capital Ltd or its directors and executive officers.

     XL Capital Ltd is incorporated pursuant to the laws of the Cayman Islands and our principal executive offices are in Bermuda. In addition, certain of our directors and officers reside outside the United States and a substantial portion of our assets and the assets of such directors and officers are located outside the United States. As such, it may be difficult or impossible to effect service of process within the United States upon those persons or to recover on judgments of U.S. courts against us or them, including judgments predicated upon civil liability provisions of U.S. federal securities laws.

     XL Capital Ltd has been advised by Appleby Spurling Hunter, its Cayman Islands counsel, that there is doubt as to whether the courts of the Cayman Islands would enforce:

  judgments of U.S. courts based upon the civil liability provisions of U.S. federal securities laws obtained in actions against XL Capital Ltd or its directors and officers, as well as experts named in this prospectus supplement or the accompanying prospectus, who reside outside the United States; or

  original actions brought in the Cayman Islands against these persons or XL Capital Ltd predicated solely upon U.S. federal securities laws.

     XL Capital Ltd has also been advised by Appleby Spurling Hunter that there is no treaty in effect between the United States and the Cayman Islands providing for such enforcement and there are grounds upon which Cayman Islands courts may not enforce judgments of United States courts. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under U.S. federal securities laws, would not be allowed in Cayman Islands courts as contrary to public policy.

U.S. persons who own our ordinary shares may have more difficulty protecting their interests than U.S. persons who are shareholders of a U.S. corporation.

     The law applicable to companies established in the Cayman Islands, under which we are governed, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. These differences include the manner in which directors must disclose transactions in which they have an interest and their ability to vote notwithstanding a conflict of interest, the rights of shareholders to bring class action and derivative lawsuits and the scope of indemnification available to directors and officers.